EXHIBIT 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

FIRST:                    The name of the corporation is National American University Holdings, Inc. (the “Corporation”).

SECOND:              The address of the Corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD:                 The purpose of the Corporation will be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (“DGCL”).

FOURTH:              The total number of shares of all classes of capital stock which the Corporation has authority to issue is 51,100,000, of which 50,000,000 shares are Common Stock of the par value of $0.0001 (“Common Stock”), and of which 100,000 shares are Class A Common Stock of the par value of $0.0001 (“Class A Stock”), and of which 1,000,000 shares are Preferred Stock of the par value $0.0001 (“Preferred Stock”).  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

A.           Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.           Common Stock.  Except as otherwise required by the DGCL or applicable law or as otherwise provided in this Article Fourth or in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power.  Except as otherwise required by the DGCL or applicable law or as otherwise provided in this Article Fourth or in any Preferred Stock Designation, the holders of shares of Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

C.           Class A Stock.  The Class A Stock and Common Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1.           Dividends.

1.1           Class A Dividends.  On the first day of each of the eight successive fiscal quarters for the Corporation that follow the first issuance of any shares of Class A Stock (the “Class A Original Issue Date”), dividends shall accrue or be paid (the “Class A Dividends”) on shares of Class A Stock at the rate of $0.11 per quarter (for a total of $0.44 per year) for each share of Common Stock issuable to the holder of a share of Class A Stock pursuant to the Class A Conversion Ratio defined and described below (the “Converted Share Amount”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Stock or the Common Stock.  Class A Dividends, to the extent not paid, shall accrue from day to day, whether or not declared, and shall be cumulative.  At such time as the Corporation pays all or any portion of any Class A Dividends to the holders of the Class A Stock then outstanding, then the Corporation must simultaneously declare and pay to the holders of Common Stock then outstanding (but not the holders of Class A Stock) a per share dividend equal to one fourth (1/4) of the per share amount of any Class A Dividends then paid (the “Common Pro Rata Portion”).  Except as otherwise provided herein, all accrued dividends shall be payable only when, as, and if declared by the Board of Directors of the Corporation (the “Board of Directors”).

1.2           Other Dividends.  For as long as shares of Class A Stock shall be issued and outstanding, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (a) the holders of the Class A Stock then outstanding first receive, or simultaneously receive, the Class A Dividends then accrued and not previously paid and (b) the holders of Common Stock simultaneously receive the Common Pro Rata Portion of the amount of the Class A Dividend then paid.  For as long as shares of Class A Stock shall be issued and outstanding, any other dividends paid by the Corporation in addition to such payments of the Class A Dividends and the Common Pro Rata Portion shall be paid to the holders of Class A Stock and Common Stock together on a pro rata basis (calculated on an as-converted basis as if all issued and outstanding shares of Class A Stock had been converted into Common Stock).

2.           Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1          Payments of Dividends.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation while any shares of Class A Stock shall be issued and outstanding, (a) the holders of shares of Class A Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount per share equal to the Class A Dividends accrued but not paid as of the date of the completion of such liquidation, dissolution or winding up, and (b) the holders of shares of Common Stock then outstanding (but not the holders of Class A Stock) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, the Common Pro Rata Portion accrued but not paid as of the date of completion of such liquidation, dissolution or winding up.  If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Stock and Common Stock the full amount to which they shall be entitled under this Section C.2.1, then the holders of shares of Class A Stock and Common Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full (calculated on an as-converted basis as if all issued and outstanding shares of Class A Stock had been converted into Common Stock).

2.2          Payments to Holders of Class A Stock and Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation while any shares of Class A Stock shall be issued and outstanding, after the payment of all amounts required to be paid to the holders of shares of Class A Stock and Common Stock in accordance with Section C.2.1 above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock and the holders of Class A Stock, on an as-converted basis, pro rata based on the number of shares held by each such holder on an as-converted basis.

2.3          Deemed Liquidation Events.

2.3.1           Definition.  The sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation, shall be considered a “Deemed Liquidation Event” for purposes of this Second Amended and Restated Certificate of Incorporation.

2.3.2           Effecting a Deemed Liquidation Event.  For as long as shares of Class A Stock shall be issued and outstanding, the Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or other arrangement for such transaction (the “Deemed Liquidation Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth.

2.3.3           Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.3.4           Allocation of Escrow.  If any portion of the consideration payable to the stockholders of the Corporation upon a Deemed Liquidation Event is placed into escrow or is payable to the stockholders of the Corporation subject to contingencies, the Deemed Liquidation Agreement shall provide that (a) the portion of such consideration that is not placed in escrow or not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth after taking into account the previous payment out of the Initial Consideration as part of the same transaction.

3.            Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Class A Stock held by such holder are convertible pursuant to the Converted Share Amount as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by the DGCL or other applicable law, holders of Class A Stock shall vote together with the holders of Common Stock as a single class.

4.            Optional Conversion.  The holders of the Class A Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1          Right to Convert.

4.1.1           Conversion Ratio.  Each share of Class A Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into 157.3 shares of Common Stock (the “Class A Conversion Ratio”).  The Class A Conversion Ratio shall be subject to adjustment as provided below.

4.1.2           Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, following the allocation and payment of the consideration payable to the stockholders of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class A Stock.

4.2          Mechanics of Conversion.

4.2.1           Notice of Conversion.  In order for a holder of Class A Stock to voluntarily convert shares of Class A Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Class A Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class A Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares of Class A Stock represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class A Stock represented by the surrendered certificate that were not converted into Common Stock, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.2.2           Reservation of Shares.  The Corporation shall at all times when the Class A Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Stock, then the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Class A Conversion Ratio below the then par value of the shares of Common Stock issuable upon conversion of the Class A Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock pursuant to the Class A Conversion Ratio.

4.2.3           Effect of Conversion.  All shares of Class A Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any accrued but unpaid dividends thereon through the date of conversion.  Such accrued but unpaid dividends shall be paid by the Corporation at the time of its next dividend payment.  Any shares of Class A Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Stock accordingly.

4.2.4           No Further Adjustment.  Upon any such conversion, no adjustment to the Class A Conversion Ratio shall be made on the Class A Stock surrendered for conversion.

4.2.5           Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Class A Stock pursuant to this Section C.4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class A Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.3          Adjustment for Stock Splits and Combinations.  If the Corporation at any time or from time to time after the Class A Original Issue Date shall effect a split or subdivision of the outstanding Common Stock, then the Class A Conversion Ratio in effect immediately before that subdivision shall be adjusted (as determined in good faith by the Board of Directors) so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Class A Original Issue Date combine or effect a reverse split of the outstanding shares of Common Stock, then the Class A Conversion Ratio in effect immediately before the combination shall be adjusted (as determined in good faith by the Board of Directors) so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this Section C.4.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.4           Certain Dividends and Distributions.  If the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in the form of additional shares of Common Stock, then and in each such event the holders of Class A Stock shall simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class A Stock had been converted into Common Stock on the date of such event.

4.5           Adjustments for Other Dividends and Distributions.  If the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, and the provisions of Section C.1 of this Article Fourth do not apply to such dividend or distribution, then and in each such event the holders of Class A Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Class A Stock had been converted into Common Stock on the date of such event.

4.6           Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section C.2.3 of this Article Fourth, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Class A Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections C.4.4 or C.4.5 of this Article Fourth), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class A Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Class A Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section C.4 with respect to the rights and interests thereafter of the holders of the Class A Stock, to the end that the provisions set forth in this Section C.4 (including provisions with respect to changes in and other adjustments of the Class A Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Stock.

4.7           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Class A Conversion Ratio or each other adjustment or readjustment pursuant to this Section C.4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class A Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class A Stock (but in any event not later than 30 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Class A Conversion Ratio then in effect, and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Stock.

4.8           Notice of Record Date.  In the event (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, (b) of any proposed capital reorganization of the Corporation, reclassification of the Common Stock of the Corporation, or Deemed Liquidation Event, or (c) of any proposed voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Class A Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Stock and the Common Stock.  Such notice shall be sent at least 30 days prior to the record date or effective date for the event specified in such notice.

5.           Mandatory Conversion.

5.1           Trigger Events.  On December 1, 2011 (the “Mandatory Conversion Time”), (a) all issued and outstanding shares of Class A Stock shall automatically be converted into shares of Common Stock at the then effective Class A Conversion Ratio, and (b) such shares of Class A Stock may not be reissued by the Corporation.

5.2           Procedural Requirements.  At the Mandatory Conversion Time, each holder of shares of Class A Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Class A Stock converted pursuant to Section C.5.1 of this Article Fourth will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section C.5.2.  The Corporation shall, as soon as practicable after the Mandatory Conversion Time, (a) issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (b) pay all accrued but unpaid Class A Dividends on all shares of Class A Stock (in which case the Corporation shall declare and pay to the holders of Common Stock (but not  the holders of Class A Stock) the Common Pro Rata Portion accrued but unpaid as of the date thereof).  Such converted Class A Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Stock accordingly.

6.           Redeemed or Otherwise Acquired Shares.  Any shares of Class A Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class A Stock following redemption.

7.           Waiver.  Any of the rights, powers, preferences and other terms of the Class A Stock set forth herein may be waived on behalf of all holders of Class A Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class A Stock then outstanding.

8.           Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Class A Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH:                  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.           Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.           The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

C.           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Second Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH:

A.           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.           The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

SEVENTH:            The Corporation hereby elects not to be governed by Section 203 of the DGCL.

EIGHTH:   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.